Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Finance of America Companies Inc. of our report dated March 31, 2023 relating to the consolidated financial statements of American Advisors Group, which appears in the Current Report on Form 8-K/A of Finance of America Companies Inc., dated June 14, 2023.

/s/ RSM US LLP

Las Vegas, Nevada
August 18, 2023